Exhibit 99.1

Allied Esports Entertainment Announces the Successful Completion of Debt Refinancing Activities

IRVINE, Calif.--(BUSINESS WIRE)-- Allied Esports Entertainment (NASDAQ: AESE) (the “Company”), a global esports entertainment company, today announced the successful refinance of the Company’s outstanding short-term debt.

As of March 31, 2020, the Company held $14 million of convertible debt obligations on its balance sheet, which were scheduled to mature on August 23, 2020. As a result of the following transactions, the Company now holds a principal debt balance of $13 million with maturities ranging 20-24 months from today.

•	On May 22, 2020, Knighted Pastures LLC, the holder of a bridge note with original principal of $5 million, and who previously converted $2 million of that principal into an equity stake in the Company on April 29, 2020, agreed to convert the remaining $3 million of their bridge note into the Company’s common stock. As part of this refinancing, Knighted Pastures has also agreed to an 18-month extension on $1.4 million of accrued interest originally due in August 2020.

•	Two additional bridge loan holders, collectively holding $2 million of the Company’s debt, also agreed to an 18-month extension on the maturity of their respective holdings.

•	A consortium of institutional investors agreed to refinance, net of fees and interest, the remaining $7 million in bridge financing principal and the associated accrued interest held by the Company into senior secured notes maturing in 24 months.

Commenting on the recent financing activities, Chief Executive Officer, Frank Ng, said, “With the completion of these transactions, Allied Esports Entertainment has significantly improved its liquidity position and has now addressed the entire $14 million principal of outstanding debt and $3.7 million of accrued interest scheduled to mature on August 23, 2020. This refinancing will provide the company with additional financial flexibility over the next 18-24 months as we continue to look for ways to optimize our capital in a manner that allows us to better navigate economic uncertainties during the COVID-19 pandemic, while creating value and growth for the future.”

Roth Capital Partners and Lake Street Capital Markets acted as advisors to the company on the transaction.

About Allied Esports Entertainment

Allied Esports Entertainment (NASDAQ: AESE) is a global esports entertainment venture dedicated to providing transformative live experiences, multiplatform content and interactive services to audiences worldwide through its strategic fusion of two powerful entertainment brands: Allied Esports International, Inc. (Allied Esports) and the World Poker Tour (WPT).

Allied Esports is an award-winning, innovative esports company with a global network of dedicated esports properties and content production facilities. Its mission is to connect players, streamers and fans around the world through integrated arenas, including its flagship venue, HyperX Esports Arena Las Vegas, its fleet of HyperX Esports Trucks, the HyperX Esports Studio, and affiliate members of the Allied Esports Property Network, which serve as competition battlegrounds and everyday content generation hubs.

World Poker Tour is the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online, and mobile. WPT ignited the global poker boom in 2002 with the creation of its iconic television show, now in its 18th season, based on a series of high-stakes poker tournaments. ClubWPT.com is a unique online membership platform that offers inside access to WPT.

For more information about Allied Esports Entertainment and its subsidiaries, please visit AlliedEsportsEnt.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of us, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: our ability to execute on our business plan; our ability to retain key personnel; general economic and market conditions impacting demand for our products and services; adequacy of our funds for future operations; our future expenses, revenue and profitability; our ability to develop new products; our dependence on key suppliers, manufacturers and strategic partners; and industry trends and the competitive environment in which we operate. These and other risk factors are discussed in our reports filed with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media Contact:
Brian Fisher
Allied Esports Entertainment
brian@alliedesports.com

Investor Contact:
Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

Source: Allied Esports Entertainment, Inc.